Exhibit 10.56

Contract of Employment

Individual Conditions

(“Agreement”)

between

Averion International Corp

225 Turnpike Rd

Southborough, MA 01772

USA

(hereinafter called “the Company”)

and

Dr. med. Markus H. Weissbach

Burgfeldermattweg 35

4123 Allschwil

Switzerland

(hereinafter called “Dr. Weissbach”)

§ 1

Position, Scope of Duties

(1)                                 Dr. Weissbach will commence on October 31, 2007 (“Effective Date”) as Chief Executive Officer (“CEO”) of the Company and Hesperion AG

1.1	Place(s) of employment:
Hesperion AG
Gewerbestrasse 24
4123 Allschwil
Switzerland

and

Averion International Corp
225 Turnpike Rd
Southborough, MA 01772
USA

Dr. Weissbach is aware that his position will require frequent traveling to and from the places of employment to subsidiaries of the Company and Hesperion AG.

(2)                                  Dr. Weissbach shall serve as Chief Executive Officer of the Company (and Hesperion AG) and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”) which shall include, without limitation, those duties related to strategic management of the Company. Dr. Weissbach shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities. Dr. Weissbach agrees to and shall devote his full time, attention and effort to the business of the Company, its subsidiaries and affiliates, and other assignments as directed by the Company’s Board of Directors.

(3)                                  Best Efforts.

Dr Weissbach will expend his best efforts on behalf of Company in connection with his employment and will abide by all policies and decisions made by Company, as well as all applicable US and/or Swiss federal, state and local laws, regulations or ordinances.

(4)                                  Employment Term.

Dr. Weissbach agrees to execute a United States Employment Agreement with the Company, substantially in the form attached hereto as Annex A (the “U.S. Employment Agreement”), no later than ten (10) calendar days following the Effective Date of this Agreement. The term of Dr Weissbach’s employment under this Agreement shall commence as of the Effective Date and shall continue until the Effective Date of the U.S. Employment Agreement, at which time this Agreement shall terminate and be replaced by the U.S. Employment Agreement.

§2

Holidays

(1)                                  Per calendar year, Dr. Weissbach is entitled to 30 working days.

(2)                                  In case of start or termination of employment during the year, vacation is calculated pro rata temporis. Vacations accrued during a particular year are to be taken not later than April 30th of the following year. No cash compensation will be given for vacation days that carry over from a prior year but are unused by April 30 of the following year. Notwithstanding the foregoing, upon the Effective Date of the U.S. Employment Agreement, any vacation days not used and not forfeited in accordance with the previous sentence, shall be carried over to the US Employment Agreement and governed thereby.

(3)                                  In addition, Company holidays are detailed in a separate notice to be given at the end of the actual year for the following year.

§3

Remuneration and Financial Arrangements

Dr. Weissbach is entitled to receive the following payments:

(1)                                 Base Salary

As compensation for Dr. Weissbach’s performance of his duties hereunder, Company shall pay to Executive an initial base salary of Twenty Seven Thousand United States Dollars (USD $27,000) per month, starting on the Effective Date, which if annualized, would represent Three Hundred Twenty Four Thousand United States Dollars (USD $324,000) (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for Swiss and/or US state and federal withholding tax, social security and all other employment taxes and payroll deductions. During the term of this Agreement (until the Effective Date of the U.S. Employment Agreement), Base Salary paid hereunder shall be converted to, and paid in, Swiss Francs (CHF) at the initial rate of 1.1733 Swiss Francs per United States Dollar. Accordingly, for avoidance of doubt, on an as-converted basis, Dr. Weissbach’s initial base salary shall be Thirty

One Thousand Six Hundred Eighty (CHF 31.680) per month. For each and every subsequent 5.00% increase or decrease in the exchange rate, there shall be a compensating increase or decrease in base salary as expressed in Swiss Francs. (For example, if the CHF/$ US rate should become 1.231965 (i.e. 1.1733 multiplied by 1.05), the salary would adjust to CHF 33.264 per month). There shall be no adjustments for movements of less than 5.00%.

In case that deductions are also mandatory under US federal, state or local law and a double taxation can not be avoided, the parties will split the difference for deductions above the Swiss deductions.

(2)                                  Annual Bonus

In addition to the Annual Base Salary, Dr. Weissbach shall be eligible to receive an annual cash bonus (i) for calendar year 2007 as set forth in the Bonus Agreement between Executive and Hesperion AG and (ii) for calendar years beginning in 2008 as set forth in the U.S. Employment Agreement; all as determined by the Board of Directors based upon the satisfaction of certain objective criteria and performance standards established annually by the Board of Directors.

(3)                                  Stock Options

Concurrent with the execution of this Agreement, Dr. Weissbach shall be granted an option to purchase Ten Million (10,000,000) shares of Common Stock of the Company pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) and the Company’s standard form of executive option agreement under the Plan. Such option shall have an exercise price per share equal to the fair market value of a share of such Common Stock determined in accordance with the Plan as of the Execution Date of this Agreement. In addition, such option shall vest over four years as set forth in the option agreement evidencing such option. Dr. Weissbach shall also be eligible to receive additional stock options, restricted stock or other equity incentive grants pursuant to one or more equity incentive plans offered by the Company from time to time, subject to the approval of the Board of Directors.

(4)                                  Company Car

During the term of this Agreement, Dr. Weissbach shall be entitled to use the current Company car (BMW X5) for full private and business use.

(5)                                  Sign-on Bonus

Upon the Effective Date of this Agreement, and subject to Dr. Weissbach’s execution of the U.S. Employment Agreement, Dr. Weissbach shall receive a one time signing bonus in the aggregate amount of USD $100,000, with $50,000 of such signing bonus to be paid in cash and the remaining $50,000 to be paid in restricted stock, as set forth in detail in, and subject to the terms of, Section 3.3 of the U.S. Employment Agreement.

(6)                                  Business expenses

Dr Weissbach shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company and in compliance with the Company’s Policies. In addition, the Company shall reimburse Dr. Weissbach’s reasonable costs for accommodation in the US until Dr. Weissbach’s wife receives a working permit in the US allowing her relocation to the US. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s Policies.

(7)                                  Relocation expenses

Dr. Weissbach shall also be entitled to receive prompt reimbursement for up to One Hundred Thousand Dollars ($100,000) in relocation expenses incurred in connection with the relocation from Switzerland to the US that may be required in connection with performing Dr. Weissbach’s duties hereunder. For avoidance of doubt, the aggregate reimbursement for relocation expenses under this Agreement and the U.S. Employment Agreement shall not exceed One Hundred Thousand Dollars ($100,000). Such relocation expenses shall include the cost of air fare for two round trips for Dr. Weissbach and each of Dr. Weissbach’s immediate family, transportation of personal property, meals and lodging during any search for residential real property to be purchased as Dr. Weissbach’s primary residence as well as the cost of any fees paid to a broker upon the purchase of residential real property that shall serve as Dr. Weissbach’s primary residence in the US, but such amount shall not include the purchase price of any such residential real estate. To obtain such reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Should Dr. Weissbach resign his employment with the Company without Good Reason (as defined in the U.S. Employment Agreement) or the Company terminate Dr. Weissbach’s employment for Cause (as defined in the U.S. Employment Agreement), in either case within two years following the execution hereof, Executive shall be obligated to return to the Company the full amount of all relocation expenses paid to Executive hereunder.

§ 4

Deductions and Contributions:

(1)                                  According to the actual law the following deductions will be made from the gross salary and matched by the Company:

AHV/IV/EO	5.05% of monthly salary
Unemployment insurance	1,00% of salary, up to the maximum insurable monthly income of CHF 8’900.—

In case that the deductions are also mandatory under US federal, state or local law and a double “taxation” can not be avoided, the parties will split the difference for deductions above the Swiss deductions.

(2)                                  Dr. Weissbach will be insured by the company for:

• Professional and non-professional accidents

• Salary continuation in case of illness and accidents

§ 5

Pension Plan

With the beginning of the employment Dr. Weissbach will participate in the Company’s Pension Plan.

Dr Weissbach’s contribution will be 7.5% of his gross salary; the Company’s contribution will be 7.5% of his salary. These percentages will be applied to the “Saving” part of the Pension; Admission to the Pension Plan is subject to filling-out a medical questionnaire. In certain cases, the findings may result in curtailment of the pension. Insurance premiums for death and disability benefits (“Risk” part) are fully covered by the Company.

The pension plan’s coverage is given in detail in the amendment: “Pension Fund Terms”.

If the above Swiss solution is not possible under the Company’s pension fund system, the Parties agree to implement a solution that is as economically equal as possible to the solution set forth above taking into account the need to comply with all applicable laws.

§6

Contractual Term

(1)           This Agreement may be terminated by either party with 6 (six) months notice. The letter of notice must be sent by registered mail before the end of the month.

(2)           This Agreement shall end without termination at the end of such month where Dr. Weissbach attains the age of retirement defined by Swiss law or when it is replaced by the US Employment Agreement.

(3)           After notice of termination of the Agreement has been given by one of the parties, the Company is entitled to grant Dr. Weissbach leave of absence which shall be set-off against Dr. Weissbach’s vacation leave pursuant § 2.

§7

Non-Solicitation Clause

On the termination of this agreement Dr. Weissbach shall neither on his own account nor for any other person, firm or company for a period of 12 months from the date of such termination:

a)                                      Solicit, interfere with or endeavor to entice away from the Company or Hesperion AG or their subsidiaries a person, firm or company who is a customer or a client of the Company;

b)                                     Employ or endeavor to entice away from the Company or Hesperion AG or their subsidiaries any                person who is in the employment of the Company;

c)                                      Directly or indirectly interfere or seek to interfere with the continuance of supplies to the Company or Hesperion AG or their subsidiaries from any supplier of goods or services to the Company.

If Dr. Weissbach violates the Non-Solicitation Clause, the Company is entitled to exercise legal action to stop the infringement and to obtain compensation for incurred damages. The Company may waive the Non-Solicitation Clause unilaterally.

The Non-Solicitation Clause will not apply under the following conditions:

•                                          Change of ownership of the Company

•                                          Unilateral termination of the contract by the Company for any reasons other than cause as defined in §12 of Hesperion’s “Employment Agreement “General Conditions”.

§ 8

Competition Clause

If the Employee violates the Competition Clause, the Company is entitled to exercise legal action to stop the infringement and to obtain compensation for incurred damages. The Company may waive the Competition Clause unilaterally.

The Competition Clause will not apply under the following conditions:

•                                          Change of ownership of the Company

•                                          Unilateral termination of the contract by the Company for any reasons other than cause as defined in §12 of Hesperion’s

“Employment Agreement “General Conditions” and attached hereto as Annex B.

§ 9

Supplements to the Contract

In addition to the terms of this Agreement, Hesperion’s Employment Handbook forms an integral part of this Agreement.

It is expressly agreed by the Parties that the Company reserves the right to amend or supplement these regulations either by mutual agreement with Dr. Weissbach.

§10

Condition Precedent

This Agreement is subject to the following conditions precedent:

the employment agreement between Hesperion AG and Dr. Weissbach dated September 22/30, 2004 is terminated as of the Effective Date (providing that the bonus for the business year 2007 and other benefits be calculated on a pro rata temporis basis and the termination of such agreement does not negatively effecting Dr. Weissbach’s entitlement under such old agreement); and the Company acquires Hesperion AG.

§11

Governing Law

This Agreement is governed by Swiss law without regard to the conflict of law rules.

Date:	October 31, 2007	Date:	October 31, 2007

Averion International Corp
By its Executive Chairman

/s/ Philip T. Lavin, Ph.D.		/s/ Dr. Markus Weissbach
Philip T. Lavin, Ph.D.		Dr. med. Markus Weissbach

Annexes A-C